AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this 12th day of October, 2009, by and between Vanguard Bond Index Funds (the “Acquiring Trust”), a Delaware statutory trust with its principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, on behalf of its Vanguard Total Bond Market Index Fund (the “Acquiring Fund”) and Vanguard Institutional Index Funds (the “Institutional Trust,” and together with the Acquiring Trust, the “Trusts”), a Delaware statutory trust with its principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, on behalf of its Vanguard Institutional Total Bond Market Index Fund (the “Acquired Fund”).

     This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The reorganization (the “Reorganization”) will consist of (i) the transfer of all or substantially all of the assets of the Acquired Fund to the Acquiring Fund, in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”); (ii) the assumption by the Acquiring Fund of the liabilities of the Acquired Fund; and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement.

     WHEREAS, the Institutional Trust is an open-end, management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and the Acquired Fund owns securities which are assets of the character in which the Acquiring Fund is permitted to invest;

     WHEREAS, the Acquiring Trust is an open-end, management investment company registered under the 1940 Act;

     WHEREAS, the Board of Trustees of the Acquiring Trust has determined that the exchange of all or substantially all of the assets of the Acquired Fund for Acquiring Fund Shares and the assumption of the liabilities of the Acquired Fund by the Acquiring Fund is in the best interest of the Acquiring Fund and its shareholders and that the interest of the existing shareholders of the Acquiring Fund would not be diluted as a result of this transaction;

     WHEREAS, the Board of Trustees of the Institutional Trust has determined that the exchange of all or substantially all of the assets of the Acquired Fund for Acquiring Fund Shares and the assumption of the liabilities of the Acquired Fund by the Acquiring Fund is in the best interest of the Acquired Fund and its shareholders and that the interest of the existing shareholders of the Acquired Fund would not be diluted as a result of this transaction;

     WHEREAS, the purpose of the Reorganization is to combine the assets of the Acquiring Fund with those of the Acquired Fund;

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. TRANSFER OF ASSETS OF THE ACQUIRED FUND TO THE ACQUIRING FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES, THE ASSUMPTION OF THE ACQUIRED FUND’S LIABILITIES AND THE LIQUIDATION OF THE ACQUIRED FUND

1.1. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Acquired Fund agrees to transfer all of its assets as set forth in paragraph 1.2 to the Acquiring Fund and the Acquiring Fund agrees in exchange therefore (i) to deliver to the Acquired Fund the number of Acquiring Fund Shares of its Institutional Plus Class (the “Acquiring Fund Class”), including fractional Acquiring Fund Shares (rounded to the third decimal place), determined in the manner and as of the time and date set forth in Section 2; and (ii) to assume the liabilities of the Acquired Fund, as set forth in paragraph 1.3. Such transactions shall take place at the closing provided for in paragraph 3.1 (the “Closing”).

1.2. The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all property, including without limitation, all cash, securities, commodities and futures interests, accrued amortization and accretion, receivables (including interest and dividend receivables), claims and rights of action, rights to register shares under applicable securities laws, which are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the closing date provided in paragraph 3.1 (the “Closing Date”).

1.3. The Acquired Fund will use reasonable commercial efforts to discharge all of its known liabilities and obligations prior to the Closing Date. The Acquiring Fund shall assume all liabilities, expenses, costs, charges and reserves (expected to include expenses incurred in the ordinary course of the Acquired Fund’s operations, such as accounts payable relating to custodian and transfer agency fees, legal and audit fees, and expenses of state securities registration of the Acquired Fund’s shares) of the Acquired Fund.

1.4. Immediately after the transfer of assets provided for in paragraph 1.1, the Acquired Fund will distribute pro rata to the Acquired Fund’s shareholders of record, determined as of immediately after the close of business on the Closing Date (the “Acquired Fund Shareholders”), the Acquiring Fund Shares of the Acquiring Fund Class received by the Acquired Fund pursuant to paragraph 1.1 and will completely liquidate. Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares of the Acquiring Fund Class then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders. The aggregate net asset value of Acquiring Fund Shares to be so credited to Acquired Fund Shareholders shall be equal to the aggregate net asset value of the Acquired Fund shares owned by such shareholders as of immediately after the close of business on the Closing Date (and after the declaration and payment of any dividends). The outstanding shares of the Acquired Fund will simultaneously be canceled on the books of the Acquired Fund, although share certificates representing interests in the Acquired Fund will represent a number of Acquiring Fund Shares after the Closing Date as determined in accordance with paragraph 2.3. The Acquiring Fund will not issue certificates representing the Acquiring Fund Shares in connection with such exchange.

1.5. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund. Shares of the Acquiring Fund will be issued in the manner described in the Acquiring Fund’s then-current prospectus and statement of additional information.

1.6. Any reporting responsibility of the Acquired Fund including (but not limited to) the responsibility for any periods ending on or before the Closing Date for filing of regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the

“Commission”), any state securities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund.

2. VALUATION

2.1. The value of the assets and liabilities of the Acquired Fund to be transferred to the Acquiring Fund shall be the value of such assets and liabilities computed as of the close of regular trading on the New York Stock Exchange (“NYSE”) (and after the declaration and payment of any dividends) on the Closing Date (such time and date being hereinafter called the “Valuation Date”), using the valuation procedures set forth in the Institutional Trust’s Declaration of Trust and then-current prospectus or statement of additional information for the Acquired Fund.

2.2. The net asset value of an Acquiring Fund Share shall be the net asset value per share computed as of immediately after the close of business on the NYSE on the Valuation Date, using the valuation procedures set forth in the Acquiring Trust’s Declaration of Trust and then-current prospectus or statement of additional information for the Acquiring Fund.

2.3. The number of the Acquiring Fund Shares to be issued (including fractional shares, if any) in exchange for the Acquired Fund’s assets and liabilities shall be determined by dividing the value of the net assets of the Acquired Fund determined using the same valuation procedures referred to in paragraph 2.1 by the net asset value of an Acquiring Fund Share determined in accordance with paragraph 2.2.

2.4. Valuation Date. The share transfer books of Acquired Fund will be permanently closed as of the close of business on the Valuation Date and only requests for the redemption of shares of Acquired Fund received in proper form prior to the close of regular trading on the NYSE on the Valuation Date shall be accepted by Acquired Fund. Redemption requests thereafter received by Acquired Fund shall be deemed to be redemption requests for Acquiring Fund Shares of the Acquiring Fund Class (assuming that the transactions contemplated by this Agreement have been consummated), to be distributed to Acquired Fund Shareholders under this Agreement.

2.5. All computations of value with respect to the Acquiring Fund and the Acquired Fund shall be made by The Vanguard Group, Inc. (“VGI”).

3. CLOSING AND CLOSING DATE

3.1. The Closing Date shall be February 5, 2010, or such other date as the parties may agree in writing. All acts taking place at the Closing shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of 4:00p.m. Eastern time. The Closing shall be held at the offices of the Acquiring Trust, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, or at such other place and time as the parties shall mutually agree.

3.2. In the event that on the Valuation Date (a) the NYSE or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of either of the Trust’s officers, accurate appraisal of the net assets of the

Acquiring Fund or the Acquired Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.3. The Institutional Trust shall direct the Custodian for the Acquired Fund (“Custodian”) to deliver, at the Closing, a certificate of an authorized officer stating that (a) the assets shall have been delivered in proper form to the Acquiring Fund within two business days prior to or on the Closing Date, and (b) all necessary taxes in connection with the delivery of the assets, including all applicable Federal and state stock transfer stamps, if any, have been paid or provision for payment has been made. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument shall be transferred and delivered by the Acquired Fund as of the Closing Date for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. The Acquired Fund shall direct the Custodian to deliver portfolio securities and instruments deposited with a securities depository, as defined in Rule 17f-4 under the 1940 Act, as of the Closing Date by book entry in accordance with the customary practices of such depositories and the custodian for the Acquiring Fund.

3.4. The Institutional Trust, on behalf of the Acquired Fund, shall deliver to the Acquiring Trust, on behalf of the Acquiring Fund, at the Closing a list of the names and addresses of each shareholder of the Acquired Fund and the number of outstanding Institutional Class shares owned by each shareholder, all as of the Closing Date, certified by the Institutional Trust’s Secretary or Assistant Secretary. The Acquiring Trust, on behalf of the Acqiring Fund, shall cause VGI to deliver at the Closing a certificate as to the opening of accounts in the shareholders' names on the Acquiring Fund’s share transfer books. The Acquiring Trust, on behalf of the Acquiring Fund, shall issue and deliver a confirmation to the Institutional Trust, on behalf of the Acquired Fund, evidencing the Acquiring Fund Shares to be credited to the Acquired Fund on the Closing Date or provide evidence satisfactory to the Institutional Trust, on behalf of the Acquired Fund, that such shares have been credited to the Acquired Fund’s account on such books. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, stock certificates, receipts, or other documents as the other party or its counsel may reasonably request.

3.5. The Institutional Trust, on behalf of the Acquired Fund, and the Acquiring Trust, on behalf of the Acquiring Fund, shall each deliver to the other at the Closing a certificate executed in its name by an authorized officer and in form and substance satisfactory to the recipient and dated the Closing Date to the effect that the representations and warranties it made in this Agreement are true and correct as of the Closing Date except that they may be affected by the transactions contemplated by this Agreement.

4. REPRESENTATIONS AND WARRANTIES

4.1. The Institutional Trust, on behalf of the Acquired Fund, represents and warrants to the Acquiring Trust, on behalf of the Acquiring Fund, that for each taxable year of operation since inception (including the taxable year including the Closing Date) the Acquired Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such and has computed its federal income tax in a manner consistent with that election. The Institutional Trust, on behalf of the Acquired Fund, represents and warrants to the Acquiring Trust, on behalf of the Acquiring Fund, that on or before the Closing Date the Acquired Fund will have distributed to its shareholders an amount intended to equal all of its current and accumulated investment company taxable income and net realized capital gain, including any such income or gain accruing through the Closing Date.

4.2. The Institutional Trust, on behalf of the Acquired Fund, represents and warrants to the Acquiring Trust, on behalf of the Acquiring Fund, that the current prospectus and statement of additional information of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the Securities Act of 1933 (the “1933 Act”) and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

4.3. The Institutional Trust, on behalf of the Acquired Fund, represents and warrants to the Acquiring Trust, on behalf of the Acquiring Fund, that the financial statements of the Acquired Fund as of and for the year ended December 31, 2008, have been audited by PricewaterhouseCoopers, an independent registered public accounting firm. Such statements are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements (copies of which are available to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

4.4. The Institutional Trust, on behalf of the Acquired Fund, represents and warrants to the Acquiring Trust, on behalf of the Acquiring Fund that since December 31, 2008, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquiring Fund. For the purposes of this paragraph 4.4, a decline in net asset value per share of Acquired Fund shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities, or the redemption of the Acquired Fund’s shares by shareholders of the Acquired Fund shall not constitute a material adverse change.

4.5. The Institutional Trust, on behalf of the Acquired Fund, represents and warrants to the Acquiring Trust, on behalf of the Acquiring Fund that on the Closing Date all Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Acquired Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns.

4.6. The Institutional Trust, on behalf of the Acquired Fund, represents and warrants to the Acquiring Trust, on behalf of the Acquiring Fund that: (a) the Institutional Trust has been duly formed and is in good standing under the laws of the State of Delaware; (b) the

Agreement has been duly authorized, executed and delivered by the Institutional Trust, on behalf of the Acquired Fund, and constitutes a valid and legally binding obligation of the Institutional Trust on behalf of the Acquired Fund; and (c) the Agreement is enforceable against the Institutional Trust, on behalf of the Acquired Fund, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.7. The Acquiring Trust, on behalf of the Acquiring Fund, represents and warrants to the Institutional Trust, on behalf of the Acquired Fund, that for each taxable year of the Acquiring Fund’s operation since inception (including the taxable year including the Closing Date), the Acquiring Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such, has computed its federal income taxes in a manner consistent with that election, and intends to so qualify and elect each taxable year following the Reorganization.

4.8. The Acquiring Trust, on behalf of the Acquiring Fund, represents and warrants to the Institutional Trust, on behalf of the Acquired Fund, that the current prospectus and statement of additional information of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

4.9. The Acquiring Trust, on behalf of the Acquiring Fund, represents and warrants to the Institutional Trust, on behalf of the Acquired Fund, that the financial statements of the Acquiring Fund as of and for the year ended December 31, 2008, have been audited by PricewaterhouseCoopers, an independent registered public accounting firm. Such statements are in accordance with GAAP consistently applied, and such statements (copies of which are available to the Acquired Fund) present fairly, in all material respects, the financial condition of the Acquiring Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

4.10. The Acquiring Trust, on behalf of the Acquiring Fund, represents and warrants to the Institutional Trust, on behalf of the Acquired Fund, that since December 31, 2008, there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquired Fund. For purposes of this paragraph 4.10, a decline in net asset value per share of the Acquiring Fund’s shares due to declines in market values of securities held by the Acquiring Fund, the discharge of the Acquiring Fund’s liabilities, or the redemption of the Acquiring Fund’s shares by shareholders of the Acquiring Fund, shall not constitute a material adverse change.

4.11. The Acquiring Trust, on behalf of the Acquiring Fund, represents and warrants to the Institutional Trust, on behalf of the Acquired Fund, that on the Closing Date, all Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Acquiring Fund’s knowledge no such return is currently under audit and no assessment has been asserted with respect to such returns.

4.12. The Acquiring Trust, on behalf of the Acquiring Fund, represents and warrants to the Institutional Trust, on behalf of the Acquired Fund, that: (a) the Acquiring Trust has been duly formed and is validly existing and in good standing under the laws of the State of Delaware; (b) the Agreement has been duly authorized, executed and delivered by the Acquiring Trust on behalf of the Acquiring Fund and constitutes a valid and legally binding obligation of the Acquiring Trust on behalf of the Acquiring Fund; and (c) the Agreement is enforceable against the Acquiring Trust, on behalf of the Acquiring Fund, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5. COVENANTS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

5.1 The Acquiring Fund and the Acquired Fund will each operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distributions that may be advisable.

5.2 The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

5.3 The Acquired Fund will distribute to its shareholders on or before the Closing Date an amount intended to equal all of its current or accumulated investment company taxable income and realized net capital gain, including any such income or gain accruing through the Closing Date.

5.4 As soon as is reasonably practicable after the Closing, the Acquired Fund will make a liquidating distribution to its respective shareholders consisting of the Acquiring Fund Shares received at the Closing.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Acquired Fund or the Acquiring Fund, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

6.1 The Board of Trustees of the Institutional Trust shall have determined in good faith that (a) participating in the transaction is in the best interest of the Acquired Fund, and (b) the interests of existing shareholders of the Acquired Fund will not be diluted as a result of its effecting the transaction.

6.2 The Board of Trustees of the Acquiring Trust shall have determined in good faith that (a) participating in the transaction is in the best interest of the Acquiring Fund, and (b) the interests of existing shareholders of the Acquiring Fund will not be diluted as a result of its effecting the transaction.

6.3 The Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of the Acquired Fund in accordance with the provisions of the Institutional Trust's Declaration of Trust and Bylaws and certified copies of the resolutions evidencing such approval shall have been delivered to the Acquiring Fund;

6.4 On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

6.5 All consents of other parties and all other consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the Acquiring Fund or the Acquired Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any of such conditions;

6.6 The Acquiring Fund’s registration statement relating to the shares to be issued in connection with the transactions contemplated by this Agreement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act; and

6.7 The parties shall have received the opinion of counsel addressed to the Institutional Trust, on behalf of the Acquired Fund, and to the Acquiring Trust, on behalf of the Acquiring Fund, substantially to the effect that, based upon certain facts, assumptions, and representations:

6.7.1 The acquisition by Acquiring Fund of substantially all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

6.7.2 Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in

Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

6.7.3 Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

6.7.4 Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares.

6.7.5 The adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the reorganization will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

6.7.6 Acquiring Fund’s holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6.7.7 The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund shares solely in exchange for Acquired Fund Shares.

6.7.8 The basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the transaction will be the same as the basis of Acquired Fund shares surrendered by the Acquired Fund Shareholder in exchange therefor.

6.7.9 An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the transaction will include the holding period during which the Acquired Fund Shareholder held Acquired Fund shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

6.7.10 Pursuant to Section 381 of the Code and Section 1.381(a)-1 of the United States Treasury regulations, the Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the United States Treasury regulations promulgated thereunder.

6.8 All representations and warranties of the Institutional Trust, on behalf of the Acquired Fund, and the Acquiring Trust, on behalf of the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

6.9 The Acquiring Trust, on behalf of the Acquiring Fund, and the Institutional Trust, on behalf of the Acquired Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Trust, on behalf of the Acquiring Fund, and the Institutional Trust, on behalf of the Acquired Fund, on or before the Closing Date.

7. BROKERAGE FEES AND EXPENSES

7.1 The Acquiring Fund and the Acquired Fund each represent and warrant to the other that it has no obligations to pay any brokers or finders fees in connection with the transactions provided for herein.

7.2 Each party to this Agreement shall bear its own expenses in connection with carrying out the terms of this Agreement.

8. TERMINATION

This Agreement may be terminated by the mutual agreement of the Acquiring Trust, on behalf of the Acquiring Fund, and the Institutional Trust, on behalf of the Acquired Fund. In addition, this Agreement may be terminated as follows at or prior to the Closing Date:

(a) the Institutional Trust, on behalf of the Acquired Fund, may terminate this Agreement as it pertains to the Acquired Fund by resolution of the Board of Trustees of the Institutional Trust if, in the good faith opinion of such Board, proceeding with the Agreement is not in the best interests of the Acquired Fund or the shareholders of the Acquired Fund.

(b) the Acquiring Trust, on behalf of the Acquiring Fund, may terminate this Agreement as it pertains to the Acquiring Fund by resolution of the Board of Trustees of the Acquiring Trust if, in the good faith opinion of such Board, proceeding with the Agreement is not in the best interests of the Acquiring Fund or the shareholders of the Acquiring Fund.

9. AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Acquiring Trust, on behalf of the Acquiring Fund, and the Institutional Trust, on behalf of the Acquired Fund.

10. ENTIRE AGREEMENT; TERMINATION OF WARRANTIES

10.1 The Institutional Trust and the Acquiring Trust agree that neither party has made any representation, warranty or covenant, on behalf of either the Acquired Fund or the Acquiring Fund, respectively, not set forth herein and that this Agreement constitutes the entire agreement between the parties.

10.2 The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder. Notwithstanding the foregoing sentence, the covenants to be performed after the Closing shall survive the Closing.

11. HEADINGS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY; COUNTERPARTS

11.1 The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

11.3 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.4 All persons dealing with the Acquiring Trust on behalf of the Acquiring Fund must look solely to the property of the Acquiring Fund for the enforcement of any claims as none of its trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Acquiring Fund. No series of the Acquiring Trust shall be liable for any claims against any other series of the Acquiring Trust. The Acquired Fund and VGI specifically acknowledge and agree that any liability of the Acquiring Trust under this Agreement with respect to the Acquiring Fund, or in connection with the transactions contemplated herein with respect to the Acquiring Fund, shall be discharged only out of the assets of the Acquiring Fund and that no other series of the Acquiring Trust shall be liable with respect thereto.

11.5 All persons dealing with the Institutional Trust on behalf of the Acquired Fund must look solely to the property of the Acquired Fund for the enforcement of any claims as none of the trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Acquired Fund. No series of the Institutional Trust shall be liable for any claims against any other series of the Institutional Trust. The Acquiring Fund and VGI specifically acknowledge and agree that any liability of the Institutional Trust under this Agreement with respect to the Acquired Fund, or in connection with the transactions contemplated herein with respect to the Acquired Fund, shall be discharged only out of the assets of the Acquired Fund and that no other series of the Institutional Trust shall be liable with respect thereto.

11.6 This Agreement may be executed in one or more counterparts, all of which counterparts shall together constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer and its seal to be affixed thereto and attested by its Secretary or Assistant Secretary.

ATTEST	VANGUARD BOND INDEX FUNDS
ACTING ON BEHALF OF ITS SERIES
VANGUARD TOTAL BOND MARKET INDEX
FUND

/s/ Heidi Stam	/s/ F. William McNabb III
Name: Heidi Stam	Name: F. William McNabb III
Title: Secretary	Title: President and Chief Executive Officer

ATTEST	VANGUARD INSTITUTIONAL INDEX FUNDS
ACTING ON BEHALF OF ITS SERIES
VANGUARD INSTITUTIONAL TOTAL BOND
MARKET INDEX FUND

/s/ Heidi Stam	/s/ F. William McNabb III
Name: Heidi Stam	Name: F. William McNabb III
Title: Secretary	Title: President and Chief Executive Officer